At the special meeting of shareholders of MFS Strategic Growth Fund, which was held on November 7, 2001, the following actions were taken:

Item 1. Trustees of the trust were elected as follows:

                     Number of Shares                              Withholding

Nominee                          For                                Authority

Jeffrey L. Shames          61,518,994.934                         1,179,165.170
John W. Ballen             61,528,099.120                         1,170,060.984
Lawrence H. Cohn           61,505,789.522                         1,192,370.582
J. David Gibbons           61,506,021.179                         1,192,138.925
William R.Gutow            61,518,970.756                         1,179,189.348
J. Atwood Ives             61,518,544.353                         1,179,615.751
Abby M. O'Neill            61,507,820.106                         1,190,339.998
Lawrence T. Perera         61,515,588.901                         1,182,571.203
William J. Poorvu          61,516,877.883                         1,181,282.221
Arnold D. Scott            61,531,151.694                         1,167,008.410
J. Dale Sherratt           61,518,532.800                         1,179,627.304
Elaine R. Smith            61,522,936.276                         1,175,223.828
Ward Smith                 61,509,542.693                         1,188,617.411

Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.

Number of Shares

For                          45,921,720.635
Against                       1,239,335.613
Abstain                       1,697,455.856
Broker Non-votes             13,839,648.000

Item 3. The amendment or removal of certain fundamental investment policies.

Number of Shares

For                           45,536,963.316
Against                        1,474,888.860
Abstain                        1,846,659.928
Broker Non-votes              13,839,648.000

Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.

Number of Shares

For                           60,135,286.731
Against                          963,369.076
Abstain                        1,599,504.297

Item 5. The ratification of the election of Ernst & Young LLP as the independent public accountants to be employed by the trust for the current fiscal year.

Number of Shares

For                           60,861,040.115
Against                          484,262.414
Abstain                        1,352,857.575